UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 9, 2025
PetMed Express, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
420 South Congress Avenue, Delray Beach, Florida 33445
(Address of principal executive offices) (Zip Code)
(561) 526-4444
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	PETS	NASDAQ
Preferred Stock Purchase Rights	N/A	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On April 9, 2025, the Board of Directors (the “Board”) of PetMed Express, Inc. (the “Company”) approved the appointment of Peter Batushansky to serve as a director of the Company beginning April 9, 2025. Mr. Batushansky will hold this position until the 2025 annual meeting of the Company’s shareholders or until his successor is elected and qualified, subject to his earlier resignation or removal. Mr. Batushansky will also serve on the Board’s Audit Committee and Corporate Governance and Nominating Committee. In connection with his appointment to the Board, Mr. Batushansky will receive compensation in accordance with the Company’s Non-Employee Director Compensation Program.

In connection with the Board’s appointment of Mr. Batushansky as a member of the Board, the Board simultaneously approved the increase of the size of the Board from six to seven persons.

Mr. Batushanksky, age 42 has more than 20 years of experience across multiple industries including retail, pet, healthcare, and private equity. He has extensive experience in senior leadership roles, including as the former Chief Executive Officer of Allivet, a retailer of pet healthcare products from 2017-2021, and was the Chief Executive Officer of WebEyeCare, a retailer of optical products from 2010-2016.

Currently, Mr. Batushansky is a Partner at L2 Capital Partners, a Pennsylvania-based private equity firm where he serves as a board member and advisor across portfolio companies. Mr. Batushansky’s prior private equity experience includes roles at Milestone Partners and Roark Capital.

Mr. Batushansky holds a B.A. from Temple University in Philadelphia, Pennsylvania.

There are no family relationships between Mr. Batushansky and any other executive officers or directors of the Company. There is no arrangement or understanding between Mr. Batushansky and any other persons pursuant to which he was selected as director. There are no transactions to which the Company is a party and in which Mr. Batushansky has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Batushansky and the Company will enter into the Company’s standard form of director indemnification agreement, whereby the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their Board service, subject to the terms and conditions provided in the agreement. The form of indemnification agreement is filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission on June 14, 2024.

Departure of Director

Additionally, Dr. Gian Fulgoni, longtime Board member and former Chairman, has communicated his intention to retire from the Board when his term expires at the 2025 annual shareholders’ meeting. The Company intends to reduce the size of the Board from seven to six persons effective immediately upon Mr. Fulgoni’s departure from the Board simultaneously with the Company’s 2025 annual shareholders meeting.

Item 7.01 Regulation FD Disclosure

On April 9, 2025, the Company issued a press release announcing the appointment of Mr. Batushansky as a member of the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 and the related information in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act except as set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated April 9, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

* * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 9, 2025

PETMED EXPRESS, INC.
By:	/s/ Sandra Compos
Name:	Sandra Campos
Title:	Chief Executive Officer and President
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